UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Furmanite Corporation

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To:	All Furmanite Employees
From:	Joe Milliron, Chief Executive Officer
Date:	March 25, 2015

Fellow Employees,

In preparation for our upcoming Shareholders’ Annual Meeting, we recently mailed an important letter to our shareholders to detail the significant progress and accomplishments the Furmanite team has achieved together. We wanted you to see this letter, a copy of which is attached. I encourage each of you to read it.

Following the success of our strategy to unify the Company in 2014, we are now leveraging the Company’s capabilities and strengths towards meeting our goal of becoming a billion dollar company, in terms of revenue generation, by 2018:

•	In the last five years, our investment in growth has seen us nearly double our top-line performance from approximately $275 million in 2009 to more than $500 million in 2014; and

•	We have put in place cost savings and global standardization initiatives that will enhance our margins to help drive growth in operating income.

As we outline in the attached shareholder letter, our strategy, supported by your hard work, continues driving solid returns for our shareholders and firmly positions us for future success.

As you may be aware, an activist investor group is attempting to solicit proxies for our upcoming Annual Meeting. While you may get questions from customers or others regarding the public interest surrounding our Annual Meeting, our shareholder letter or information filed in our annual proxy statement, the most important thing that we can all do is to stay focused on our day-to-day responsibilities to provide our customers with the highest level of service and value that they have come to expect from Furmanite. As a reminder and consistent with our existing policy, if you are contacted by a member of the press or other external parties regarding these topics, please immediately forward such inquiries to Will Fry.

Proxy contests by activist hedge funds have become more common in today’s financial world, but this is no reflection on the wonderful work you do. We are all proud of the contributions that you have made to facilitate our growth. The agendas of those initiating proxy contests often drive them to draw comparisons to other companies and competitors in a manner that suits their personal interests. This current situation is no different. The recent rhetoric includes a comparison of our stock performance to that of our closest competitor, Team, Inc. We all know Team, and I want to be clear that Team is a good competitor, but when directly comparing the individual stock performance of two companies, keep in mind that differences can be attributable to many factors, some of which are beyond anyone’s control. Even so, looking at a direct comparison of Furmanite’s stock performance to Team’s, using a more recent starting point, shows a much different picture. For example, the value of our common stock has been significantly outperforming Team using a starting point of January 2013. As demonstrated by the graph below, our stock price has increased by 43% from January 2013 to today, while Team has only increased 4% (Source: Google Finance):

Activists will often pick and choose different snapshots in time or otherwise be selective in the data they present in order to make a point that suits their agenda. In any case, we should stay focused on the here and now and the positive indicators that are currently in motion. We remain confident that our performance is on the right track. Our current momentum is reinforced by our most recently released fourth quarter 2014 results, where we outperformed the analysts’ consensus for earnings per share expectations by 30% ($0.13 per share vs. $0.10 per share consensus) and exceeded the year–over-year fourth quarter earnings by 86% ($0.13 per share actual 2014 Q4 vs. $0.07 per share actual 2013 Q4).

You are all part of our current winning formula and through our cohesive strategy each of your personal contributions has made this possible! Our success has always been, and remains, a testament to you, our talented and dedicated employees. We have the full support of our committed Board of Directors, who, through experience knows us and our business. Together we are a formidable team that is poised for great success and no distraction will divide us or keep us from our goals.

I thank you for your ongoing commitment to Furmanite and look forward to our combined and continued success!

Sincerely,

Joe

IMPORTANT INFORMATION
In connection with its 2015 Annual Meeting of Stockholders, Furmanite Corporation has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”). INVESTORS AND STOCKHOLDERS OF FURMANITE ARE URGED TO READ THE PROXY STATEMENT FOR THE 2015 ANNUAL MEETING IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and stockholders may obtain free copies of Furmanite’s definitive proxy statement and any other documents filed by Furmanite in connection with the 2015 Annual Meeting at the SEC’s website at www.sec.gov. Free copies of the definitive proxy statement are also available in the “Investors” section of the Company’s website at www.furmanite.com. Furmanite and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in connection with its 2015 Annual Meeting. Detailed information regarding the names, affiliations and interests of Furmanite’s directors and executive officers is available in the definitive proxy statement for the 2015 Annual Meeting, which was filed with the SEC on March 16, 2015.